AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000
                                            Registration Statement No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             Registration Statement
                                    Under the
                             Securities Act Of 1933
                         -------------------------------

                             THE EARTHGRAINS COMPANY
                             EARTHGRAINS FINANCING I
     (Exact name of each registrant as specified in its respective charter)

                Delaware                              36-3201045
                Delaware                          Application Pending
       (State or Other Jurisdiction      (I.R.S. Employer Identification Number)
     of Incorporation or Organization)
           8400 Maryland Avenue
        St. Louis, Missouri 63105
              (314) 259-7000
(Address and telephone number of principal executive offices of each registrant)
                         -------------------------------


          Joseph M. Noelker, Esq.                       Copies to:
        Vice President, Secretary &               Denis P. McCusker, Esq.
             General Counsel                          Bryan Cave LLP
          The Earthgrains Company          One Metropolitan Square, Suite 3600
            8400 Maryland Avenue                  St. Louis, Missouri 63102
         St. Louis, Missouri 63105
                     (Name and address of agent for service)

   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                            Amount to be
         Title of each class of securities to be registered             Registered (1), (2)    Amount of registration fee
-------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value, of The Earthgrains Company                   $                          $
------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $0.01 par value, of The Earthgrains Company
------------------------------------------------------------------------------------------------------------------------
Debt Securities of The Earthgrains Company
------------------------------------------------------------------------------------------------------------------------
Purchase Contracts of The Earthgrains Company
------------------------------------------------------------------------------------------------------------------------
Purchase Units of The Earthgrains Company
------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of Earthgrains Financing
------------------------------------------------------------------------------------------------------------------------
Guarantee of Trust Preferred Securities of Earthgrains Financing I
  by The Earthgrains Company (3)
------------------------------------------------------------------------------------------------------------------------
         Total                                                              $750,000,000               $198,000
========================================================================================================================

(1) Such indeterminate number or amount of Common Stock, Preferred Stock, Debt Securities, Purchase Contracts, Purchase Units and Guarantees of The Earthgrains Company ("Earthgrains") and Trust Preferred Securities of Earthgrains Financing I (the "Trust") as may from time to time be issued at indeterminate prices (collectively, the "Securities").
(2) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all Securities of $750,000,000. In addition, this Registration Statement includes such indeterminate number or amount of Securities as may be issuable from time to time upon conversion or exchange of other Securities.
(3)  No  separate   consideration   will  be  received  for  the   Guarantee  of
     Earthgrains.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

================================================================================
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 10, 2000


                                [OBJECT OMITTED]

                                  $750,000,000

                             THE EARTHGRAINS COMPANY
                                  Common Stock
                                 Preferred Stock
                                 Debt Securities
                            Stock Purchase Contracts
                              Stock Purchase Units

                             EARTHGRAINS FINANCING I
        Trust Preferred Securities Guaranteed by The Earthgrains Company
                          -----------------------------


     This Prospectus describes Securities which The Earthgrains Company and/or Earthgrains Financing I may issue and sell at various times. A more detailed description of the Securities is contained in this Prospectus.

        o The Securities may be shares of common or preferred stock of The Earthgrains Company, debt securities of The Earthgrains Company, stock purchase contracts and units of securities of The Earthgrains Company, trust preferred securities of Earthgrains Financing I and a guarantee of the trust preferred securities of Earthgrains Financing I by The Earthgrains Company.
        o The Securities to be issued under this Prospectus may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $750,000,000 (or the equivalent amount in other currencies).

     We will determine the terms of each series of Securities (including, as applicable, the specific designation, aggregate principal amount, interest rates, maturity, redemption provisions and other terms) at the time of sale, and we will describe those terms in a Prospectus Supplement which we will deliver together with this Prospectus at the time of the sale.

     We may sell Securities directly to investors or through underwriters, dealers or agents. More information about the way we will distribute the Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Securities will be in the Prospectus Supplement relating to that series of Securities.

     See the information under the heading "Risk Factors" starting on page 3, which describes certain factors you should consider before purchasing the Securities.

     Our principal offices are at 8400 Maryland Avenue, St. Louis, Missouri 63105, and our telephone number is (314) 259-7000.

                        -------------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is [_________], 2000.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Securities except that which is in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                                TABLE OF CONTENTS

  Table of Contents.....................................................2
  Where You Can Find More Information...................................2
  Risk Factors..........................................................3
  Information About Earthgrains.........................................5
  Information About Earthgrains Financing I.............................6
  Use of Proceeds.......................................................7
  Ratio of Earnings to Fixed Charges....................................8
  Description of Capital Stock..........................................8
  Description of Debt Securities.......................................14
  Description of Stock Purchase Contracts and Stock Purchase Units.....21
  Description of Trust Preferred Securities............................22
  Description of Trust Preferred Guarantee.............................22
  Plan of Distribution.................................................25
  Legal Opinion........................................................26
  Experts..............................................................26


                       WHERE YOU CAN FIND MORE INFORMATION

     Earthgrains files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities. This Prospectus is part of a registration statement we filed with the SEC.

     o    Our Annual  Report on Form 10-K for the year ended March 30,  1999.

     o Our Quarterly Reports on Form 10-Q for the quarters ended June 22 and September 14, 1999 and January 4, 2000.

     o    Our Current  Reports on Form 8-K dated November 15, 1999 and March 31,
          2000.

     You may receive a copy of any of these filings, at no cost, by writing or calling the Investor Relations Department, The Earthgrains Company, 8400 Maryland Avenue, St. Louis, Missouri 63105, telephone 314-259-7000. You can also find information about Earthgrains at our Internet website at http://www.earthgrains.com.

     We have filed with the SEC a Registration Statement to register the Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                                  RISK FACTORS

Forward-Looking Statements

     Certain statements under this heading and under the heading "Information about Earthgrains" in this prospectus, as well as certain information incorporated by reference which is referred to under the heading "Where You Can Find More Information," constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o    competitive pricing,

     o    the costs of raw materials,

     o our ability to realize projected savings from productivity and product-quality improvements,

     o our ability to continue to participate in industry consolidation and to successfully integrate acquired businesses,

     o economic conditions in the countries in which we operate, including currency exchange rates and interest rates,

     o    legal proceedings to which we may become a party, and

     o other factors described in this section and in our filings with the SEC.

Competition

     The packaged bakery products business is highly competitive. We face intense price, product, and service competition for all of our products. We compete on the basis of product quality, price, brand loyalty, effective promotional activities, and our ability to identify and satisfy emerging consumer preferences. Customer service, including frequency of deliveries and maintenance of fully stocked shelves, also is an important competitive factor.

     We compete with other national and regional wholesale bakeries, large grocery chains that have captive or in-store bakeries, small retail bakeries, and many producers of alternative foods. Some of our competitors have significantly greater financial resources than we do.

     Our ability to sell our products depends on our ability to attain store shelf space in relation to competing brands and other food products. Our future growth will depend on our ability to continue streamlining and reducing operating costs, maintaining effective cost control programs, improving branded product mix, taking advantage of industry consolidation opportunities, developing successful new products, maintaining effective pricing and promotion of our products, and providing superior customer service. If we are not successful in our competitive efforts, it could adversely affect our financial condition and, as a result, the value of the Securities and our ability to make any required payments on the Securities.

Raw Materials Prices and Availability

     Our products require a large volume of various agricultural products, including wheat for flour, soybean oil for shortening, and corn for high fructose corn syrup. Agricultural commodities represented 22-25% of the cost of our products sold for our fiscal year ended March 30, 1999. The commodity markets have experienced, and may continue to experience, significant price volatility. The price and supply of raw materials will be determined by, among other factors, the level of crop production, weather conditions, export demand, government regulations, and legislation affecting agriculture. Commodity prices have declined significantly from record levels in 1996 and 1997. We cannot predict what future commodity price levels will be. A significant increase in commodity prices could significantly reduce our profitability if we are not able to pass along the price increases through increased prices for our products, or if we cannot offset these commodity price increases with cost reductions, or if our sales volumes decline because of increases in our prices.

     We regularly enter into futures contracts or hedging contracts to protect us against increases in prices for our raw materials. If market prices fall after we enter into such contracts, we may pay more than market price for the raw materials subject to those arrangements.

Risks of Acquisitions

     We have made several significant acquisitions in the United States and Europe since we became an independent company in 1996, and we expect to continue making acquisitions to take advantage of continued consolidation in our industry. We have incurred significant amounts of indebtedness in connection with these acquisitions, and the acquired companies may require significant additional capital in the future. Our future success could be adversely affected if the operations of the acquired companies do not meet our expectations, or if we are not successful in integrating the acquired businesses with our existing businesses and in accomplishing our objectives of increasing efficiency. Our efforts to integrate these businesses with our existing businesses will require significant effort and attention from our management.

Holding Company Structure

     The Earthgrains Company is organized as a holding company, and substantially all of our operations are carried on through subsidiaries. As such, creditors of our subsidiaries would have a claim against the assets of our subsidiaries which would be prior to any claim we may assert (except to the extent we may be recognized as creditors of our subsidiaries) and prior to the claims of the holders of Securities. At January 4, 2000, the amount of debt of our subsidiaries to which the Securities would be effectively subordinated was $4.5 million. Our principal source of income is the dividends and distributions we receive from our subsidiaries. There are no limitations on our ability or the ability of our subsidiaries to incur additional debt in the future, except for certain restrictions on the ability of certain domestic (U.S.) subsidiaries to incur long-term debt, as described under "The Debt Securities-Certain Restrictions-Limitation on Funded Debt of Restricted Subsidiaries."

Risks of International Operations

     A significant portion of our business is based outside the United States, primarily in Spain, France and Portugal. We anticipate that we may continue to expand our international operations as suitable opportunities become available. International operations present various risks which do not apply to our domestic businesses, including currency exchange risks. Our foreign subsidiaries are subject to government regulation and political risk in each market in which they operate.

     Certain of our operations may at times in the future be subject to expropriation, confiscatory taxation or price controls, and political and economic changes may damage operating and growth prospects by causing political and regulatory uncertainty or economic difficulties.

Governmental Regulation

     The food industry is subject to regulation by federal, state and local government in the U.S. and by various governmental bodies in other countries. These regulations may affect our raw material costs, our production cost and the costs and methods involved in packaging and distributing our products. Antitrust laws and regulations may also affect our ability to make acquisitions or the manner in which we operate companies which we acquire.

Absence of Public Market for Certain of the Securities

     Our common stock is listed on the New York Stock Exchange. However, prior to the issuance of any other Securities, there will be no public trading market for such securities. We do not intend to list any of these other Securities on any national securities exchange. Although the underwriters for the various series of Securities may make a market in those Securities, they will not be obligated to do so. If a public market develops for any of these other Securities, there is no assurance that it will continue to be maintained. If there is not a public market for any of these other Securities, that may have an adverse effect on the market price of these other Securities.


                          INFORMATION ABOUT EARTHGRAINS

     Earthgrains is an international manufacturer, distributor and consumer marketer of fresh packaged bread and baked goods and refrigerated dough products.

     Our origins date back to 1925 when we began operations with one bakery. We became an independent, publicly-owned company on March 26, 1996, when Anheuser-Busch Companies, Inc. distributed the shares of Earthgrains to its shareholders in a spin-off. Anheuser-Busch acquired Earthgrains (then an independent public company named Campbell Taggart, Inc.) in 1982.

  o  Operating  Divisions.   Our  operations  are  divided  into  two  principal
     divisions: Worldwide Bakery Products and Worldwide Refrigerated Dough Products.
  o  Worldwide Bakery Products.

     Domestic
     o Including the recently acquired Metz Holdings, Inc., we operate 64 bakeries and distribute our products primarily through approximately 4,800 company-owned delivery routes in the United States. Based on independent market data, for the 52-week period ended January 16,
          2000, we were the overall dollar market share leader of supermarket sales for branded packaged fresh baked bread, buns, rolls and shelf-stable bagels in the geographic markets in which we operate, with a dollar market share of approximately 16.2% excluding licensed brands, and approximately 19.5% including Earthgrains licensed brands. We manufacture and distribute fresh-baked goods such as baked breads, rolls, bagels, snack cakes and other sweet goods in various states throughout the South, Southeast, Southwest, Midwest, Upper Midwest and West. Our primary brands for fresh baked goods are Earth Grains(R), Colonial(TM), Rainbo(R), IronKids(R), Grant's Farm(R), Heiner's(TM), Kern's(TM), San Luis Sourdough(R), Old Home(R), Master(R), and Mother's(TM). We also sell our products in selected markets under the licensed brands Sunbeam(R), Pillsbury(R), Healthy Choice(R), Country Hearth(R), Roman Meal(R)Holsum(R), Taystee(R), Sun Maid(R) and D' Italiano(R). We sell our snack cakes and other sweet goods principally under the Break Cake(TM) company brand and the Mickey(R)licensed brand. We also manufacture similar fresh-baked goods for sale under the brand names of our customers. In addition, we supply specialty breads and rolls, sandwich buns and other products to food service customers including major fast food and family restaurant chains.

     International
     o In Europe, Bimbo, S.A., our Spanish subsidiary, operates ten bakeries in Spain (including the Canary Islands) and one bakery in Portugal. Based on independent market data, we believe that Bimbo is the dollar market share leader in supermarket sales of packaged branded fresh-baked sliced bread, buns, snack cakes, sweet buns and brioche in Spain, and is second in dollar market share for packaged branded fresh-baked sliced bread and buns in Portugal. These products are sold primarily under the Bimbo(R), Martinez(R), Silueta(R), Semilla de Oro(R), and Madame Brioche(R) brand names.

  o  Worldwide Refrigerated Dough Products.

     Domestic

     o In the United States, the Refrigerated Dough division manufactures refrigerated canned dough products, cookie dough products and other products, in two plants. Products include specialty biscuits, dinner rolls, danishes, cookie dough, crescent rolls, breadsticks, cinnamon rolls, pizza crusts, pie crusts and toaster pastries. These products are sold under different store brands throughout the United States. We are one of only two manufacturers of canned refrigerated dough in the United States. In addition, we believe that we are the only manufacturer of store brand (private label) canned refrigerated dough products in the United States, and we produce store brand toaster pastries. Our Refrigerated Dough Products division ranked second in dollar market share of supermarket sales for packaged refrigerated dough products in the United States, with a dollar market share of approximately 14.0% for the 52-week period ended January 16, 2000. Our refrigerated dough products are also sold under the Merico(R)brand name and our refrigerated English muffins are sold under the Sun Maid(R)licensed brand.

     International
     o In Europe, our Refrigerated Dough Division operates four refrigerated dough plants in France and sells refrigerated dough products primarily in France and Germany. It is the only manufacturer of canned refrigerated dough in Europe. We also make rolled dough, which is used to prepare foods such as quiches, tarts and pies. In France, where we are the largest in supermarket sales of packaged refrigerated dough products, we sell canned dough and rolled dough under various store brands as well as under our CroustiPate(R), Raulet(R) and HappyRoll(R) brands, and we sell these products throughout Europe through contract packaging arrangements with major international food companies.

                    INFORMATION ABOUT EARTHGRAINS FINANCING I

     Earthgrains Financing I is a Delaware statutory business trust (the "Trust") created pursuant to (i) a Trust Agreement executed by Earthgrains, as the depositor for the Trust, and the trustees of the Trust (which are described below) and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The Trust Agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement. The Trust will also be qualified as an Indenture under the Trust Indenture Act of 1939. The Trust exists for the exclusive purposes of:

     o    Issuing Trust Preferred  Securities and Trust Common  Securities.  The
          Common  Securities  of  the  Trust  represent   undivided   beneficial
          interests in the assets of the Trust.

     o Investing the proceeds received by the Trust from the sale of Trust Preferred Securities and Trust Common Securities in Debt Securities of Earthgrains.

     o Engaging in only those other activities necessary or incidental to accomplish the above.

     All of the Trust Common Securities will be directly or indirectly owned by Earthgrains. The Trust Common Securities will rank pari passu with the Trust Preferred Securities, except that, upon an event of default under the Trust Agreement, the rights of the holders of the Trust Common Securities to distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities.

     Earthgrains will directly or indirectly acquire Trust Common Securities in a liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of approximately 25 years but may dissolve earlier, as provided in the Trust Agreement. The Trust's business and affairs will be conducted by its trustees, including a Property Trustee (as defined below), a Delaware Trustee (as defined below) and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with Earthgrains (the "Earthgrains Trustees") appointed by Earthgrains as the holder of the Trust Common Securities. The holder of the Trust Common Securities of the Trust, or the holders of a majority in liquidation amount of the related Trust Preferred Securities if an event of default under the Trust Agreement for the Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. The holders of the Trust Preferred Securities have the right to appoint, remove or replace the Administrative Trustees.

     The duties and obligations of the Earthgrains Trustees will be governed by the Trust Agreement. One Earthgrains Trustee will be a financial institution that is not affiliated with Earthgrains and has combined capital and surplus of not less than $50,000,000. That trustee will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939 (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of Delaware law, one Earthgrains Trustee will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). Earthgrains will pay all fees and expenses related to the Trust and the offering of the Trust Preferred Securities and Trust Common Securities. The payment of periodic distributions with respect to the Trust Preferred Securities and payment on liquidation, redemption or otherwise with respect to the Trust Preferred Securities will be guaranteed by Earthgrains, but only to the extent described in this Prospectus. See "Description of the Trust Preferred Securities Guarantees." Our obligations under the Trust Preferred Securities Guarantees will be subordinate and junior in right of payment to all of our other liabilities and will rank pari passu with our most senior preferred shares, if any.

     The office of the Delaware Trustee for the Trust is The Bank of New York (Delaware), Attn: Corporate Trust Dept., 23 White Clay Center, Route 273, Newark, Delaware 19711. The address for the Trust is c/o Earthgrains, the depositor for the Trust, at 8400 Maryland Avenue, St. Louis, Missouri 63105.


                                 USE OF PROCEEDS

     Unless we indicate otherwise in the Prospectus Supplement which accompanies this Prospectus, we intend to use the proceeds of the Securities for acquisitions, capital expenditures, repayment of short-term borrowings, working capital and other general corporate purposes. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of our earnings to fixed charges for the periods indicated. We do not show information for periods prior to the year ended March 26, 1996 because information reflecting what our expenses would have been as an independent company are not available. Prior to the spin-off from Anheuser-Busch in 1996, Anheuser-Busch provided funds to Earthgrains by intercompany advances, without interest charges.

     We have computed these ratios by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest).

                                            For the Forty Weeks
                                                   Ended                         For the Years Ended
                                           ------------------------------------------------------------------------
                                                                                                         March 26,
                                           January    January 5,    March 30,   March 31,   March 25,      1996
                                            4, 2000      1999         1999         1998        1997     (pro forma)
                                           ------------------------------------------------------------------------

Ratio of earnings to fixed charges          4.2x (1)   4.3x (1)     3.3x (1)       5.9x      3.1x (1)     (1) (2)

---------------------
(1)  These  calculations  reflect certain  non-recurring  items. The forty weeks ended  January  4,  2000  include  a $2.3  million  pre-tax  provision  for restructuring;  the forty  weeks  ended  January  5, 1999  include  an $8.4 million  pre-tax  provision for  restructuring  and a $1.7 million  pre-tax nonoperating  gain on the sale of  property;  fiscal 1999  includes a $28.0 million  pre-tax  provision  for  restructuring,  a  $2.5  million  pre-tax nonoperating  gain on the sale of property and a $2.0 million  one-time tax benefit;  fiscal  1997  includes  a $12.7  million  pre-tax  provision  for restructuring;  fiscal 1996 includes a $3.0 million  pre-tax  provision for restructuring,  a $7.8  million  pre-tax  charge for the Spanish work force reduction  program and a $7.6 million pre-tax charge for a legal settlement and other non-recurring  costs. If these non-recurring items were excluded, the ratios  would be 4.3x for the forty weeks ended  January 4, 2000,  4.6x for the forty  weeks ended  January 5, 1999,  4.3x for the year ended March
     30, 1999 and 4.4x for the year ended  March 25,  1997,  and the  deficiency
     (pro forma) for the year ended March 26, 1996 would be approximately  $21.6 million.
(2)  As a result of the  historical  loss  incurred  and  incremental  pro forma adjustments to represent  Earthgrains  as an  independent  company for this period,  earnings were less than fixed charges for the year ended March 26,
     1996. The coverage deficiency was approximately $40.0 million.

                          DESCRIPTION OF CAPITAL STOCK

     Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.0l per share. As of February 1, 2000, there were 42,405,381 shares of Common Stock outstanding, and no shares of Preferred Stock were outstanding.

     The following summary is not complete and is qualified by reference to the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and the Rights Agreement dated February 22, 1996 between us and the Boatmen's Trust Company, as rights agent. This is not a complete description of the important terms of Delaware law, our Certificate of Incorporation, By-Laws or the Rights Agreement. If you would like more information on the provisions of our Certificate of Incorporation, By-Laws or the Rights Agreement, you may review our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and our Rights Agreement, each of which is incorporated by reference as an exhibit to the Registration Statement we have filed with the SEC. See "Where You Can Find More Information."

Common Stock

     The holders of our Common Stock are entitled to one vote for each share they own on all matters voted on by our stockholders. The Common Stock does not have cumulative voting rights. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by our Board of Directors, the holders of Common Stock will be entitled to such dividends as may be declared by our Board, and upon liquidation will be entitled to receive their pro rata portion of all assets of Earthgrains available for distribution to the holders of Common Stock. All of the outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to our Common Stock. The Transfer Agent and Registrar for our Common Stock is ChaseMellon Shareholder Services, L.L.C.

Preferred Stock

     Our Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix certain of the rights, preferences, privileges and restrictions applicable to such series, including the annual dividend rate, the time of payment for dividends, whether such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends will begin to accrue, redemption terms (including sinking fund provisions), redemption price or prices, liquidation preferences, the extent of the voting powers, if any, and conversion rights. The Prospectus Supplement will describe the specific terms of any Preferred Stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws

   General.

     Delaware law, our Certificate of Incorporation and our By-Laws contain provisions that could make it more difficult for someone to acquire control of Earthgrains by means of a tender offer, open market purchases, a proxy contest or otherwise.

   Classified Board of Directors; Removal of Directors.

     Our Certificate of Incorporation provides that we shall have at least three and not more than 12 directors, with the exact numbers of directors to be determined from time to time by a majority of our entire Board of Directors. We now have seven directors. The directors are divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, is generally required to effect a change in a majority of the Board's members. As a result, the classification of the Board may discourage proxy contests for the election of directors, unsolicited tender offers or purchases of a substantial block of the Common Stock because it could prevent an acquiror from obtaining control of the Board of Directors in a relatively short period of time. In addition, pursuant to Delaware law and our Certificate of Incorporation, a director may be removed only for cause and only by the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote. As a result, a classified Board of Directors delays stockholders who disagree with the policies of the Board of Directors from replacing directors, unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote.

   Filling Vacancies on the Board.

     Our Certificate of Incorporation provides that, subject to the rights of holders of any shares of Preferred Stock, vacancies on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, the Board could temporarily prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees.

   No Stockholder Action by Written Consent; Special Meetings.

     Stockholder action can be taken only at an annual or special meeting of stockholders. Stockholder action by written consent in lieu of a meeting is prohibited. The special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President or a majority of the entire Board of Directors. Stockholders may not call a special meeting or require that the Board of Directors call a special meeting. Moreover, the business conducted at any special meeting is limited to the purposes specified in the written notice of the meeting. The provision prohibiting stockholder action by written consent may delay consideration of a stockholder proposal until the next annual meeting (unless a special meeting is called). These provisions prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors, the Chairman of the Board of Directors and the President by calling a special meeting of stockholders prior to the time the Board of Directors, the Chairman of the Board of Directors or the President believes such consideration to be appropriate.

   Advance  Notice  Provisions   for  Stockholder  Nominations  and  Stockholder
   Proposals.

     Our By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for directors and with regard to business to be brought before an annual or special meeting of stockholders. The nomination procedure provides that, subject to any rights of holders of Preferred Stock, only persons who are nominated by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected will be eligible for election as directors. The business procedure provides that at an annual or special meeting only such business may be conducted as has been specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to our Secretary of such stockholder's intention to bring such business before the meeting. If the officer presiding at a meeting determines that a person was not nominated in accordance with the nomination procedure, the nomination shall be disregarded. If the presiding officer determines that business was not brought before the meeting in accordance with the business procedure, the business will not be transacted. Although the By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Earthgrains and our stockholders.

   Fair Price Provision of Our Certificate of Incorporation.

     Our Certificate of Incorporation requires the approval of a majority of the outstanding shares of voting stock, excluding voting stock held by an interested stockholder (defined generally as the beneficial owner of more than 10% of our voting stock), in addition to any class vote required by law or otherwise, as a condition of certain "business combination" transactions with or for the benefit of an interested stockholder. This requirement does not apply in cases where either certain price criteria and procedural standards are satisfied or the transaction is approved by a majority of the Directors who are not affiliated with an interested stockholder and who either were Directors prior to the time the interested stockholder became an interested stockholder or were recommended or elected by a majority of such Directors. For purposes of our Certificate of

Incorporation, the term business combination includes mergers or consolidations between us and an interested stockholder, transactions with an interested stockholder involving our assets or stock (or those of our subsidiaries) and transactions which increase an interested stockholder's percentage ownership of our stock.

   Delaware Anti-Takeover Law.

     We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless:

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     In general, Section 203 defines "business combination" to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

   Amendment of Certain Certificate of Incorporation and By-Law Provisions.

     Under Delaware law, stockholders have the right to adopt, amend or repeal the by-laws of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be amended by the Board of Directors. Our Certificate of Incorporation provides that our By-Laws may be amended by the affirmative vote of the majority of the Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Earthgrains entitled to vote. Similarly, provisions set forth in our Certificate of Incorporation relating to the election and term of directors, the removal of directors, the prohibition of stockholder action without a meeting, calling a stockholders' meeting, the fair price provision, the elimination of personal liability of directors and the amendment of the our By-Laws may be amended only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Earthgrains.

Rights Agreement

     Each share of our Common Stock carries with it an associated Right which is evidenced by the certificate representing the share. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.0l, at a purchase price of $100 per one-one hundredth of a share, subject to certain adjustments. Until the

Rights become exercisable, or the earlier redemption or exchange of the rights, we have and will issue one Right with each share of Common Stock that is newly issued so that all shares of Common Stock will have Rights attached to them.

     The Rights will not become exercisable until (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days (or such later date as the Board of Directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock (the "Tender Offer Date") (the earlier of the dates described in (i) and (ii) is referred to as a "Distribution Date"). The Rights are not exercisable until a Distribution Date and will expire at the close of business on March 1, 2006, or such later date as our Board of Directors establishes, unless earlier redeemed by us as described below.

     Until the Distribution Date (or earlier exchange or redemption of the Rights) the Rights will be transferred with and only with the shares of Common Stock. Separate certificates for the rights will be issued as soon as practicable following a Distribution Date to holders of record of the Common Stock as of the Distribution Date. The Rights will then begin trading separately from our Common Stock.

     Each share of Series A Preferred Stock purchased upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share, and (ii) 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to 100 times the par value per share plus an amount equal to accrued and unpaid dividends and distributions to the date of such payment. Each share of Series A Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive
100 times the amount per share of Common Stock received in such merger, consolidation or other transaction. These rights are protected by customary anti-dilution provisions. The shares of Series A Preferred Stock will, if issued, be junior to any other series of Preferred Stock authorized and issued by us, unless the terms of the series provide otherwise. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Preferred Stock purchasable upon the exercise of each Right should approximate the value of one share of Common Stock.

     In the event that any Person becomes the beneficial owner of 15% or more of the then outstanding shares of our Common Stock (unless such acquisition is made pursuant to a tender or exchange offer for all outstanding shares of
Earthgrains, upon terms and conditions determined by a majority of the Continuing Directors (as defined below) to be in the best interest of Earthgrains and our stockholders (a "Qualifying Offer")), each holder of a Right (other than an Acquiring Person, certain related parties and transferees) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of Earthgrains), having a value equal to two times the exercise price of the Right. The Rights are not exercisable following the occurrence of any of the events described above until such time as the Rights are no longer redeemable by Earthgrains as described below. Nonetheless, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. For purposes of the Rights Agreement, the term "Continuing Director" means any member of our Board of Directors who was a member of the Board on the effective date of the distribution of our Common Stock to the shareholders of Anheuser-Busch, and any person who is subsequently elected to our Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

     If at any time following the Stock Acquisition Date:

     o Earthgrains is acquired in a merger or business combination transaction in which Earthgrains is not the surviving corporation (other than a merger consummated pursuant to a Qualifying Offer);

     o Earthgrains is the surviving corporation in a consolidation or merger pursuant to which all or part of the outstanding shares of Common Stock are changed or exchanged for stock or other securities of any other person or cash or any other property; or

     o more than 50% of the combined assets or earning power is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to subsidiaries of Earthgrains as specified in the Rights Agreement), each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     In order to prevent dilution, the purchase price payable, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time in accordance with the terms of the Rights Agreement. With certain exceptions, no adjustments in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.

     Generally, at any time until ten business days following the Stock Acquisition Date, Earthgrains may redeem the Rights in whole, but not in part, at a price of $.0l per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.0l redemption price.

     Until a Right is exercised, the holder of the Right will have no rights as a stockholder of Earthgrains, including the right to vote or to receive dividends.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date, other than the redemption price and the number of one one-hundredths of a share of Series A Preferred Stock for which a right is exercisable, and the purchase price may not be reduced. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement, except that no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable. The final expiration date of the Rights may be extended and the Purchase Price may be increased at any time prior to a Stock Acquisition Date or a Tender Offer Date.

     The summary description of the Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated by reference as an exhibit to the registration Statement.

Indemnification Agreements and Insurance

     We maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Earthgrains, or is or was a director or officer of Earthgrains serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him against such liability under the provisions of our Certificate of Incorporation and By-Laws.

     We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify the officers and directors to the fullest extent permitted by law and to advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate of Incorporation and By-Laws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides. Such unilateral action is possible with respect to the relevant provisions of the By-Laws, at least as to prospective elimination of such rights.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of any Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which these general provisions may not apply to the Debt Securities being offered. If you would like more information on these provisions, you may review the Indenture which is incorporated by reference as an exhibit to the Registration Statement we have filed with the SEC. See "Where You Can Find More Information."

     We will issue the Debt Securities under an Indenture dated as of April 1, 1999 between us and The Bank of New York, as trustee. We are summarizing certain important provisions of the Debt Securities and the Indenture. This is not a complete description of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

General

     The Debt Securities will be senior unsecured obligations of Earthgrains.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series, each of which may have different terms. If we so indicate in the Prospectus Supplement for any series, we may treat a subsequent offering of Debt Securities as a part of the same series as that series.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

     o   The title of the Debt Securities.

     o The total principal amount of the series of Debt Securities, and whether we may treat a subsequent offering of Debt Securities as a part of the same series as that series.

     o The date on which the principal and interest will be paid, any rights we may have to extend the maturity of the Debt Securities and any rights the holders may have to require payment of the Debt Securities at any time.

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

     o The interest rate on the Debt Securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the Prospectus Supplement, and the interest rate may be subject to adjustment.

     o The dates on which we will pay interest on the Debt Securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

     o Where payments on the Debt Securities will be made, if it is other than the office mentioned under "Payments on Debt Securities; Transfers" below.

     o If applicable, the prices at which we may redeem all or a part of the Debt Securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

     o Any obligation we may have to redeem, purchase or repay any of the Debt Securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

     o Any additional Events of Default or covenants that will apply to the Debt Securities.

     o The amounts we would be required to pay if the maturity of the Debt Securities is accelerated, if it is less than the principal amount.

     o If we will make payments on the Debt Securities in any currency other than U.S. dollars, the currencies in which we will make the payments.

     o If applicable, the terms under which we or a holder may elect that payments on the Debt Securities be made in a currency other than U.S. dollars.

     o If amounts payable on the Debt Securities may be determined by a currency index, information on how the payments will be determined.

     o   Any other special terms that may apply to the Debt Securities.

Payments on Debt Securities; Transfers

     We will make payments on the Debt Securities to the persons in whose names the securities are registered at the close of business on the record date for the interest payments. As explained under "Book-Entry Debt Securities" below, The Depository Trust Company or its nominee will be the initial registered holder unless the Prospectus Supplement provides otherwise.

     Unless we indicate otherwise in the Prospectus Supplement, we will make payments on the Debt Securities at the Trustee's office, which is now located at 101 Barclay Street, New York, New York 10286. Transfers of Debt Securities can be made at the same offices. (Sections 202, 301, 305, 307 and 1002)

Form and Denominations

     Unless we otherwise indicate in the Prospectus Supplement:

     o We will issue the Debt Securities of each series only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     o We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges, if any. (Section 305)

Certain Restrictions

   Creation of Secured Indebtedness

     Under the Indenture, we and our Restricted Subsidiaries (defined below) may not create, assume, guarantee or permit to exist any indebtedness for borrowed money which is secured by a pledge of, or a mortgage or lien on, any Principal Plants (defined below) or on any of our Restricted Subsidiaries' capital stock, unless we also provide equal and ratable security for the Debt Securities. A "Restricted Subsidiary" is a subsidiary which owns or operates a Principal Plant, unless it is incorporated or has its principal place of business outside the United States, and any other subsidiary which we elect to treat as a Restricted Subsidiary. A "Principal Plant" is any of our production facilities, but does not include a facility which our Board of Directors determines shall not be treated as a Principal Plant, as long as all such plants which are determined not to be Principal Plants, taken together, are not of material importance to the total business conducted by Earthgrains and our Subsidiaries. Our Board of Directors may change any such designation of a facility as a Principal Plant or as excluded from the category of Principal Plant at varying times, subject to the limit described in the preceding sentence.

     The restriction described in the preceding paragraph does not apply to:

     o purchase money liens, including liens for indebtedness incurred in connection with the acquisition or construction of a Principal Plant (so long as we incur the indebtedness within 180 days after the acquisition or completion of construction of such Principal Plant),

     o    liens existing on property when we acquire it,

     o liens on property of a Restricted Subsidiary when it becomes a Restricted Subsidiary,

     o liens to secure the cost of development or construction of property, or improvements of property, and which are released or satisfied within 180 days after completion of the development or construction,

     o liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

     o    liens   securing   indebtedness   to  Earthgrains  or  a  wholly-owned
          Restricted Subsidiary by a Restricted Subsidiary,

     o    liens existing at the date of the Indenture,

     o liens on property of a corporation existing at the time such corporation is merged with or consolidated with Earthgrains or a Restricted Subsidiary, or at the time Earthgrains or a Restricted Subsidiary acquires all or substantially all of the properties of such corporation,

     o liens in favor of the United States government or any U.S. state government incurred in connection with financing the acquisition or construction of properties pursuant to a statute or a contract with any such governmental body,

     o extensions, renewals or replacements of the liens referred to above. (Section 1006(a))

There is an additional exception described below under "Basket Amount."

   Sale-Leaseback Financings

     Under the Indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Plant, except a sale by us to a Restricted Subsidiary or a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, unless:

     o the net proceeds of the sale are at least equal to the fair market value of the property, and

     o within 180 days of the transfer we repay Funded Debt (defined below) and/or make expenditures for the expansion, construction or acquisition of a Principal Plant at least equal to the net proceeds of the sale. (Section 1007)

         There is an additional exception described below under "Basket Amount."

   Basket Amount

     In addition to the exceptions described above under "Creation of Secured Indebtedness" and "Sale-Leaseback Financings" the Indenture allows additional secured indebtedness and additional sale-leaseback financings as long as the total of the additional indebtedness and the fair market value of the property transferred in the additional sale-leaseback financings does not exceed 5% of our consolidated total assets. (Sections 1006(d) and 1007(c))

   Limitation on Funded Debt of Restricted Subsidiaries

     We may not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than:

     o Funded Debt secured by a mortgage, pledge or lien which is permitted under the provisions described above under "Creation of Secured Indebtedness,"

     o   Funded Debt owed to us or any wholly-owned Restricted Subsidiary,

     o Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary,

     o Funded Debt created in connection with, or with a view to, compliance with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to the Restricted Subsidiary and providing financial or tax benefits to the Restricted Subsidiary which are not available directly to us, or not available on as favorable terms,

     o   guarantees existing at the date of the Indenture, and

     o other Funded Debt which, when added to outstanding secured debt and sale-leaseback financings permitted under the provision described under "Basket Amount" above, does not exceed 10% of our consolidated total assets. (Section 1008)

     "Funded Debt" means indebtedness for money borrowed and indebtedness represented by notes, debentures and other similar evidences of indebtedness, including purchase money indebtedness, having a maturity of more than twelve months from the date of determination or having a maturity of less than twelve months but by its terms being renewable or extendible beyond twelve months at our option, subject only to conditions which we are then capable of fulfilling, and guarantees of similar indebtedness of others, except that Funded Debt does not include:

     o   Any indebtedness of a person held in treasury by that person; or

     o Any indebtedness with respect to which sufficient money has been deposited or set aside in trust to pay the indebtedness; or

     o Certain contingent obligations in respect of indebtedness of other persons, such as keep-well, maintenance of working capital or earnings or similar agreements.

   Merger

     We may not consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety unless certain conditions are met, including the assumption of the securities by any successor corporation. (Sections 801 and 1006)

Modification or Amendment of the Indenture

     We may modify and amend the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities affected by the modification or amendment give their consent, except that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Debt Security, change the maturity date or dates of principal, the interest payment dates or other terms of payment, or reduce the percentage of holders necessary to approve a modification or amendment of the Indenture, without the consent of each holder of outstanding Debt Securities affected by the supplemental indenture. (Section 902)

     We and the Trustee may amend the Indenture without the holders' consent for certain specified purposes, including any change which is not otherwise inconsistent with the Indenture and which does not materially adversely affect the holders' interests. (Section 901)

Defeasance

     The Indenture includes provisions allowing defeasance of the Debt Securities of any series. In order to defease Debt Securities, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make a defeasance deposit with respect to your Debt Securities, we may elect either:

     o to be discharged from all our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

     o to be released from the restrictions described above relating to liens, sale-leaseback transactions, Funded Debt of Restricted Subsidiaries and certain other restrictions and obligations of Earthgrains contained in the Indenture (specifically not including, however, the obligation of Earthgrains to pay the principal of or interest on any Debt Securities).

     To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen)

Events of Default, Notice and Waiver

     An Event of Default in respect of any series of Debt Securities means:

     o   default for 30 days in any payment of interest;

     o   default in payment of principal or premium when due;

     o default in payment of any sinking fund amount in accordance with the terms of such Debt Security;

     o default in performance of or breach of any covenant in the Indenture which applies to the series which continues for 60 days after notice to Earthgrains by the Trustee or by the holders of 25% in principal amount of the outstanding Debt Securities of the affected series;

     o default in our payment of indebtedness which we have incurred or guaranteed exceeding $30 million or acceleration of the maturity such indebtedness exceeding $30 million;

     o   certain events of bankruptcy, insolvency and reorganization; and

     o any other events which are designated as Events of Default in respect of that series. (Section 501)

     If an Event of Default occurs and is continuing in respect of one or more series, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of those series may declare the principal of and accrued interest, if any, on all securities of those series to be due and payable. If other specified Events of Default occur and are continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal of and accrued interest, if any, on all the outstanding Debt Securities to be due and payable. (Section 501)

     Within 60 days after a default in respect of any series of Debt Securities, the Trustee must give to the holders of the Debt Securities of that series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold the notice if it in good faith determines that it is in the interest of the holders. The term "default" means, for this purpose, the occurrence of any event that, upon notice or lapse of time, would be an Event of Default. (Section 602)

     Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified by the holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Sections 6.1 through 6.13)

     Subject to the Trustee's duty during default to act with the required standard of care, the Trustee has the right to be indemnified by the holders of Debt Securities issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of the holders. (Section 603(e)) The holders of a majority in principal amount of the outstanding securities of any series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the securities of that series. (Section 512)

     The holders of a majority in principal amount of the outstanding securities of all series affected by a default (voting as a single class) may, on behalf of the holders of all that securities, waive the default except a default in payment of the principal of or premium, if any, or interest on any security. (Section 513) The holders of a majority in principal amount of outstanding securities of all series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture. (Section
1011)

     We will furnish to the Trustee, annually, a statement as to the fulfillment by us of our obligations under the Indenture. (Section 1004)

Regarding the Trustee

     The Bank of New York is the Trustee under the Indenture. The Bank of New York also is a party to our credit agreement, under which it has committed to lend us up to $30 million, and it may provide other banking services to us.

Book-Entry Debt Securities

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Earthgrains nor the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

     DTC has  informed  us  that,  when it  receives  any  payment  on a  global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we don't appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of the series equal in principal amount to that beneficial interest and to have those Debt Securities registered in its name. We would issue the certificates for the Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set out in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa, and these payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.


                    DESCRIPTION OF TRUST PREFERRED SECURITIES

     The Trust may issue a series of Trust Preferred Securities having the terms described in the Prospectus Supplement relating to the offering of the Trust Preferred Securities. The Trust Agreement authorizes the Trustees of the Trust to issue one series of Trust Preferred Securities on behalf of the Trust. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have those terms, including terms relating to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, that will be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act. The Prospectus Supplement relating to the Trust Preferred Securities being offered by the Trust includes the following information concerning the Trust Preferred Securities:

     o   The distinctive designation of such Trust Preferred Securities.

     o   The number of Trust Preferred Securities issued.

     o The annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions shall be payable.

     o Whether distributions on Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method determining the date or dates from which distributions on Trust Preferred Securities shall be cumulative.

     o The amount or amounts which shall be paid out of the assets of such trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust.

     o The obligation, if any, of the Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by the Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation.

     o The voting rights, if any, of Trust Preferred Securities issued by the Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities as a condition to specified action or amendments to the Trust Agreement.

     o Whether the Trust Preferred Securities will be issued in the form of one or more global securities.

     o   Any other  relevant  rights,  preferences,  privileges,  limitations or
         restrictions  of  Trust  Preferred   Securities  issued  by  the  Trust
         consistent with the Trust Agreement or with applicable law.

All Trust Preferred Securities offered by the Trust will be guaranteed by Earthgrains to the extent set forth below under "Description of Trust Preferred Guarantees." United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating to that offering.

     In connection with the issuance of the Trust Preferred Securities, the Trust will issue a series of Trust Common Securities. The Trust Agreement authorizes the Regular Trustees to issue on behalf of the Trust a series of Trust Common Securities having such terms including those relating to distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth in the Trust Agreement. The terms of the Trust Common Securities will be substantially identical to the terms of the Trust Preferred Securities issued by the Trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Earthgrains Trustees. Earthgrains will own all of the Trust Common Securities directly or indirectly.

                    DESCRIPTION OF TRUST PREFERRED GUARANTEE

     This section describes some of the general terms of the Trust Preferred Guarantee that will be executed and delivered by Earthgrains for the benefit of the holders, from time to time, of Trust Preferred Securities. The Trust Preferred Guarantee Agreement under which the Trust Preferred Guarantee is issued will be qualified as an indenture under the Trust Indenture Act. The trustee under the Trust Preferred Guarantee (the "Guarantee Trustee") will be identified in the Prospectus Supplement, and will be a financial institution not affiliated with Earthgrains that has a combined capital and surplus of not less than $50,000,000. The terms of the Trust Preferred Guarantee will be those set forth in the Trust Preferred Guarantee and those made part of such Trust Preferred Guarantee by the Trust Indenture Act. If you would like more information on these provisions, you may review the form of the Trust Preferred Guarantee which is filed as an exhibit to the Registration Statement we have filed with the SEC. See "Where You Can Find More Information."

     We are summarizing certain important provisions of the Trust Preferred Guarantee. This is not a complete description of the important terms. You should refer to the specific terms of the Trust Preferred Guarantee for a complete statement of the terms of Trust Preferred Guarantee. When we use capitalized terms which we do not define here, those terms have the meanings given in the Trust Preferred Guarantee.

General

     Earthgrains will unconditionally agree, to the extent set forth in the Trust Preferred Guarantee and described below, to pay in full to the holders of the Trust Preferred Securities issued by the Trust the Trust Preferred Guarantee Payments (defined below), except to the extent paid by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The "Trust Preferred Guarantee Payments" means, to the extent not paid by the Trust:

     o any accumulated and unpaid distributions that are required to be paid on the Trust Preferred Securities, but if and only to the extent that in each case Earthgrains has made a payment to the Property Trustee of interest, principal and premium, if any, on the Debt Securities held in the Trust as trust assets;

     o the redemption price, including all accrued and unpaid distributions, but if and only to the extent that in each case Earthgrains has made a payment to the Property Trustee of interest and principal on the Debt Securities held in the Trust as trust assets with respect to any Trust Preferred Securities called for redemption by the Trust; and

     o upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of:

     o the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment to the extent such the Trust has funds available therefor; or

     o the amount of assets of the Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of the Trust.

The obligation of Earthgrains to make a Trust Preferred Guarantee Payment may be satisfied by direct payment of the required amounts by Earthgrains to the holders of Trust Preferred Securities or by causing the Trust to make the required payments.

     The Trust Preferred Guarantee will be a guarantee with respect to the Trust Preferred Securities issued by the Trust, but will not apply to any payment of distributions, except to the extent Earthgrains has made a payment to the Property Trustee of interest or principal on the Debt Securities held in the Trust as trust assets. If Earthgrains does not make interest payments on Debt Securities purchased by the Trust, the Trust will not pay distributions on the Trust Preferred Securities issued by the Trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by Earthgrains under the Trust Preferred Guarantee.

     The Company's obligations under the Trust Agreement for the Trust, the Trust Preferred Guarantee issued with respect to Trust Preferred Securities issued by the Trust, the Debt Securities purchased by the Trust and the Indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by Earthgrains of payments due on the Trust Preferred Securities issued by the Trust.

     Earthgrains has also agreed to unconditionally guarantee the obligations of the Trust with respect to the Trust Common Securities (the "Trust Common Guarantees") to the same extent as the Trust Preferred Guarantees, except that, upon an event of default under the Indenture, holders of Trust Preferred Securities under the Trust Preferred Guarantees shall have priority over holders of Trust Common Securities under the Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Earthgrains

     In the Trust Preferred Guarantee, Earthgrains will covenant that, so long as any Trust Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Trust Preferred Guarantee or the declaration of the Trust, then

     o Earthgrains shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and

     o Earthgrains shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by it which rank junior to the Debt Securities.

However, the Trust Preferred Guarantee will except from the foregoing any stock dividends paid by Earthgrains, or any of its subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.

Modification of the Trust Preferred Guarantee; Assignment

     Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities in any material respect (in which case no vote will be required), the Trust Preferred Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the Trust. The manner of obtaining the approval of holders of the Trust Preferred Securities will be set forth in the Prospectus Supplement. All guarantees and agreements contained in the Trust Preferred Guarantee shall bind the successors, assignees, receivers, trustees and representatives of Earthgrains and shall inure to the benefit of the holders of the Trust Preferred Securities of the Trust outstanding at that time.

Events of Default

     An Event of Default under the Trust Preferred Guarantee will occur upon the failure of Earthgrains to perform any of the payment or other obligations of Earthgrains under the Trust Preferred Guarantee. The holders of a majority in liquidation amount of the Trust Preferred Securities to which the Trust Preferred Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of the Trust Preferred Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Guarantee Trustee under the Trust Preferred Guarantee.

     If the Trust Preferred Guarantee Trustee fails to enforce the Trust Preferred Guarantee, any holder of Trust Preferred Securities relating to the Trust Preferred Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Trust Preferred Guarantee Trustee to enforce the Trust Preferred Guarantee, institute a legal proceeding directly against Earthgrains to enforce the Trust Preferred Guarantee Trustee's rights under such Trust Preferred Guarantee without first instituting a legal proceeding against the Trust, the Trust Preferred Guarantee Trustee or any other person or entity.

     Earthgrains will furnish to the Trust Preferred Guarantee Trustee, annually, a statement as to the performance by Earthgrains of certain of the obligations of Earthgrains under the Trust Preferred Guarantee and as to any default in such performance and an officer's certificate as to compliance with all conditions under the Trust Preferred Guarantee.

Termination of Trust Preferred Guarantee

     The Trust Preferred Guarantee will terminate as to the Trust Preferred Securities issued by the Trust upon full payment of all distributions relating to the Trust Preferred Securities or the redemption price of all Trust Preferred Securities of the Trust, upon distribution of the Debt Securities held by the Trust to the holders of the Trust Preferred Securities of the Trust or upon full payment of the amounts payable in accordance with the declaration of the Trust upon liquidation of the Trust. The Trust Preferred Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the Trust must restore payment of any sums paid under the Trust Preferred Securities or the Trust Preferred Guarantee.

Status of the Trust Preferred Guarantee

     The Trust Preferred Guarantee will constitute an unsecured obligation of Earthgrains and will rank:

     o subordinate and junior in right of payment to all other liabilities of Earthgrains;

     o pari passu with the most senior Preferred Stock hereafter issued by Earthgrains and with any guarantee now or hereafter entered into by Earthgrains in respect of any Preferred Stock of any affiliate of Earthgrains; and

     o   senior to Earthgrains' Common Stock.

The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the Trust agree to the subordination provisions and other terms of the Trust Preferred Guarantee by acceptance of such security.

     The Trust Preferred Guarantee Trustee is obligated to enforce the Trust Preferred Guarantee on behalf of the holders of the Trust Preferred Securities issued by the Trust. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities issued by the Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Trust Preferred Guarantee, including the giving of directions of the Trust Preferred Guarantee Trustee. If the Trust Preferred Guarantee Trustee fails to enforce the Trust Preferred Guarantee, any holder of Trust Preferred Securities issued by the Trust may institute a legal proceeding directly against Earthgrains, as guarantor, to enforce its rights under such Trust Preferred Guarantee, without first instituting a legal proceeding against the Trust or any other person or entity.

     The Trust Preferred Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Trust Preferred Guarantee without instituting a legal proceeding against any other person or entity).

                              PLAN OF DISTRIBUTION

     We may sell the Securities to or through one or more underwriters or dealers, and also may sell the Securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of the Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Securities offered by the Prospectus Supplement.

     We may distribute the Securities at different times in one or more transactions. We may sell the Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of the Securities, underwriters may receive compensation from us or from purchasers of the Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of the Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of the Securities against certain liabilities, including liabilities under the 1933 Act.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase the Securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of the Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Securities for their own account. In addition, underwriters may bid for, and purchase, Securities in the open market to cover short positions or to stabilize the price of the Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Securities in the offering if the underwriters repurchase previously distributed Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Each series of Securities (other than our Common Stock) offered will be a new issue of securities and will have no established trading market. The Securities (other than our Common Stock) may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Securities offered (other than with respect to our Common Stock).

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Securities.


                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Earthgrains for the year ended March 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, assuming one issuance of securities:

               Registration Fee ..........................     $    198,000
               Printing and Engraving ....................     $     75,000   *
               Trustee's Charges  ........................     $     20,000   *
               Accounting Fees ...........................     $     40,000   *
               Rating Agency Fees.........................     $    305,000   *
               Legal Fees ................................     $    100,000   *
               Miscellaneous .............................     $     12,000   *
                                                               ------------
                    Total  ...............................     $    750,000   *
                                                               ============
        * Estimated

Item 15.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     The Restated Certificate of Incorporation of Earthgrains provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Earthgrains (or was serving at the request of Earthgrains as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Earthgrains to the full extent authorized or permitted by Delaware law. The Restated Certificate of Incorporation also provides that no director will be personally liable to Earthgrains or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by Delaware law. A director, however, will be liable to the extent provided by applicable law for:

     1. any breach of the director's duty of loyalty to Earthgrains or its stockholders;

     2. acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     3.   violations of Section 174 of the Delaware General Corporation Law; or

     4. any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits.

1.1        -   Form of Underwriting Agreement relating to debt securities of The
               Earthgrains   Company   (previously   filed  as   Exhibit   4  to
               Earthgrains'   Registration  Statement  on  Form  S-3  (File  No.
               333-74267) and incorporated herein by reference).
1.2*       -   Form  of  Underwriting  Agreement  relating  to  Trust  Preferred
               Securities of  Earthgrains  Financing I and Preferred  Securities
               Guarantee of The Earthgrains Company.
4.1        -   Amended  and  Restated   Certificate  of   Incorporation  of  The
               Earthgrains  Company (dated February 26, 1996)  (previously filed as Exhibit 3.1 to Earthgrains' Annual Report on Form 10-K for the
               fiscal  year  ended  March 25,  1997 and  incorporated  herein by reference).
4.2        -   Certificate  of Amendment of Amended and Restated  Certificate of
               Incorporation  of The  Earthgrains  Company  (filed  November 17,
               1998)  (previously  filed as Exhibit 3.2 to  Earthgrains'  Annual
               Report on Form 10-K for the fiscal  year ended March 30, 1999 and incorporated herein by reference).
4.3        -   By-Laws of The  Earthgrains  Company  (amended and restated as of dated  February  22,  1996)  (previously  filed as Exhibit 3.2 to
               Earthgrains' Annual Report on Form 10-K for the fiscal year ended
               March 25, 1997 and incorporated herein by reference).
4.4        -   Rights   Agreement,   dated  as  of  February  22,  1996  between
               Earthgrains  and  Boatmen's   Trust  Company,   as  Rights  Agent
               (previously filed as Exhibit 4.1 to Earthgrains' Annual Report on
               Form  10-K  for  the  fiscal   year  ended  March  25,  1997  and
               incorporated herein by reference)
4.5        -   Form of Indenture between The Earthgrains Company and The Bank of
               New York,  as Trustee,  relating to debt  securities  (previously filed as Exhibit 4 to Earthgrains' Registration Statement on Form
               S-3 (File No. 333-74267) and incorporated herein by reference).
4.6        -   Certificate of Trust of Earthgrains Financing I.
4.7        -   Trust Agreement of Earthgrains Financing I.
4.8*       -   Form of Amended and  Restated  Trust  Agreement  for  Earthgrains
               Financing I, with respect to the Trust Preferred Securities.
4.9*       -   Form of Preferred Security Certificate for Earthgrains  Financing
               I, with respect to the Trust  Preferred  Securities  (included as
               Exhibit  A-1 to the  Amended and  Restated  Declaration  of Trust
               (Exhibit 4.8)).
4.10*      -   Form  of   Preferred   Securities   Guarantee   with  respect  to
               Earthgrains Financing I.t.
5.1*       -   Opinion   and   consent  of  Bryan  Cave  LLP,   counsel  to  the
               Registrants,   as  to  the  validity  of  the  Securities   being
               registered.
12.1       -   Calculation of Ratio of Earnings to Fixed Charges.
23.1       -   Consent of PricewaterhouseCoopers LLP.
23.2*      -   Consent of Bryan Cave LLP (included in Exhibit 5).
24.1       -   Powers of  Attorney  executed  by  certain  of the  officers  and directors of the Registrants (included in signature pages).
24.2       -   Power of Attorney for The  Earthgrains  Company,  as Sponsor,  to
               sign  the   Registration   Statement  on  behalf  of  Earthgrains
               Financing I (included in Exhibit 4.7)
25.1       -   Form T-1,  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee.
25.2*      -   Form T-1  Statement  of  Eligibility  for The  Bank of New  York,
               (Delaware),  as Delaware  trustee  under the Amended and Restated
               Trust Agreement for Earthgrains Financing I.
25.3*      -   Form T-1  Statement of  Eligibility  for The Bank of New York, as
               guarantee  trustee  under  the  Preferred   Securities  Guarantee
               Agreement.

           --------------------------------
           *   To be filed by amendment

Item 17.  Undertakings.

     The undersigned Registrants hereby undertake:

     1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 10, 2000.

THE EARTHGRAINS COMPANY                EARTHGRAINS FINANCING I
                                       By: THE EARTHGRAINS COMPANY, as Depositor

By: /S/ Mark H. Krieger                By: /S/ Mark H. Krieger
   ----------------------------------     --------------------------------------
              Mark H. Krieger                        Mark H. Krieger
   Vice President and Chief Financial     Vice President and Chief Financial
                 Officer                                Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Mark H. Krieger, Joseph M. Noelker and Michael A. Salamone, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this Registration Statement (and any additional Registration Statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated:

                                              Chairman of the Board, Chief
           /S/ Barry H. Beracha               Executive Officer and Director          April 10, 2000
-------------------------------------------   (Principal Executive Officer)
            (Barry H. Beracha)

            /S/ Mark H. Krieger               Vice President and Chief Financial
-------------------------------------------   Officer (Principal Financial
             (Mark H. Krieger)                Officer)                                April 10, 2000

          /S/ Virgil H. Rehkemper
-------------------------------------------   Vice President and Controller
           (Virgil H. Rehkemper)              (Principal Accounting Officer)          April 10, 2000

            /S/ J. Joe Adorjan
-------------------------------------------
             (J. Joe Adorjan)                 Director                                April 10, 2000


           /S/ Peter F. Benoist               Director                                April 10, 2000
-------------------------------------------
            (Peter F. Benoist)

            /S/ Maxine K. Clark
-------------------------------------------
             (Maxine K. Clark)                Director                                April 10, 2000

            /S/ Jaime Inglesias
-------------------------------------------
             (Jaime Inglesias)                Director                                April 10, 2000

            /S/ Jerry E. Ritter
-------------------------------------------
             (Jerry E. Ritter)                Director                                April 10, 2000

          /S/ William E. Stevens
-------------------------------------------
           (William E. Stevens)               Director                                April 10, 2000

                                INDEX TO EXHIBITS

Exhibit
Number              Description of Exhibit
-------             ----------------------

1.1        -   Form of Underwriting Agreement relating to debt securities of The
               Earthgrains   Company   (previously   filed  as   Exhibit   4  to
               Earthgrains'   Registration  Statement  on  Form  S-3  (File  No.
               333-74267) and incorporated herein by reference).
1.2*       -   Form  of  Underwriting  Agreement  relating  to  Trust  Preferred
               Securities of  Earthgrains  Financing I and Preferred  Securities
               Guarantee of The Earthgrains Company.
4.1        -   Amended  and  Restated   Certificate  of   Incorporation  of  The
               Earthgrains  Company (dated February 26, 1996)  (previously filed as Exhibit 3.1 to Earthgrains' Annual Report on Form 10-K for the
               fiscal  year  ended  March 25,  1997 and  incorporated  herein by reference).
4.2        -   Certificate  of Amendment of Amended and Restated  Certificate of
               Incorporation  of The  Earthgrains  Company  (filed  November 17,
               1998)  (previously  filed as Exhibit 3.2 to  Earthgrains'  Annual
               Report on Form 10-K for the fiscal  year ended March 30, 1999 and incorporated herein by reference).
4.3        -   By-Laws of The  Earthgrains  Company  (amended and restated as of dated  February  22,  1996)  (previously  filed as Exhibit 3.2 to
               Earthgrains' Annual Report on Form 10-K for the fiscal year ended
               March 25, 1997 and incorporated herein by reference).
4.4        -   Rights   Agreement,   dated  as  of  February  22,  1996  between
               Earthgrains  and  Boatmen's   Trust  Company,   as  Rights  Agent
               (previously filed as Exhibit 4.1 to Earthgrains' Annual Report on
               Form  10-K  for  the  fiscal   year  ended  March  25,  1997  and
               incorporated herein by reference)
4.5        -   Form of Indenture between The Earthgrains Company and The Bank of
               New York,  as Trustee,  relating to debt  securities  (previously filed as Exhibit 4 to Earthgrains' Registration Statement on Form
               S-3 (File No. 333-74267) and incorporated herein by reference).
4.6        -   Certificate of Trust of Earthgrains Financing I.
4.7        -   Trust Agreement of Earthgrains Financing I.
4.8*       -   Form of Amended and  Restated  Trust  Agreement  for  Earthgrains
               Financing I, with respect to the Trust Preferred Securities.
4.9*       -   Form of Preferred Security Certificate for Earthgrains  Financing
               I, with respect to the Trust  Preferred  Securities  (included as
               Exhibit  A-1 to the  Amended and  Restated  Declaration  of Trust
               (Exhibit 4.8)).
4.10*      -   Form  of   Preferred   Securities   Guarantee   with  respect  to
               Earthgrains Financing I.t.
5.1*       -   Opinion   and   consent  of  Bryan  Cave  LLP,   counsel  to  the
               Registrants,   as  to  the  validity  of  the  Securities   being
               registered.
12.1       -   Calculation of Ratio of Earnings to Fixed Charges.
23.1       -   Consent of PricewaterhouseCoopers LLP.
23.2*      -   Consent of Bryan Cave LLP (included in Exhibit 5).
24.1       -   Powers of  Attorney  executed  by  certain  of the  officers  and directors of the Registrants (included in signature pages).
24.2       -   Power of Attorney for The  Earthgrains  Company,  as Sponsor,  to
               sign  the   Registration   Statement  on  behalf  of  Earthgrains
               Financing I (included in Exhibit 4.7)
25.1       -   Form T-1,  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee.
25.2*      -   Form T-1  Statement  of  Eligibility  for The  Bank of New  York,
               (Delaware),  as Delaware  trustee  under the Amended and Restated
               Trust Agreement for Earthgrains Financing I.
25.3*      -   Form T-1  Statement of  Eligibility  for The Bank of New York, as
               guarantee  trustee  under  the  Preferred   Securities  Guarantee
               Agreement.

           --------------------------------
           *   To be filed by amendment


                                      II-2